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                                                                    Exhibit 23.2


                          INDEPENDENT AUDITORS' CONSENT




         We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-34241 (the "Registration Statement") of Security Dynamics Technologies, Inc. (the "Company") on Form S-3 of our report dated November 14, 1997 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement of the historical consolidated financial statements for a pooling of interests and a change in accounting for option grants requiring stockholder approval in 1996) appearing in the Company's Current Report on Form 8-K dated December 16, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 16, 1997